EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), is made and entered into as of June 29, 2007, by and between Guideline, Inc., a New York corporation (“Company”), and Marc Litvinoff (“Employee”).

BACKGROUND

A.
On June 28, 2007, infoUSA Inc., a Delaware Corporation (“infoUSA”) and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which a wholly-owned subsidiary of infoUSA (the “Subsidiary”) will conduct a tender offer for all of the outstanding shares of capital stock of the Company, after which such subsidiary will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation.

B.
As a condition to entering into the Merger Agreement, infoUSA has requested that the Company and Employee enter into this Agreement providing for the Employee’s employment and certain non-competition, non-interference, confidentiality and intellectual property related obligations on the part of Employee, and the Company and Employee have agreed to do the same, subject to the closing of the tender offer contemplated by the Merger Agreement.

NOW THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Employee, intending to be legally bound, hereby agree as follows:

1. Position. During the Employment Term (as defined below), Employee shall be employed as CEO and shall perform such duties as are consistent with such position for Company as well as such other duties as determined from time to time by Company. The Company acknowledges that in the event Employee terminates his employment as the result of any attempt by the Company to materially reduce or otherwise materially diminish Employee's job, title or Base Salary, such termination shall be considered a Termination without Cause, as set forth in Section 7(d) below. Employee shall diligently devote all of Employee’s business time to performing Employee’s duties pursuant to this Agreement. Notwithstanding the foregoing, and provided that such activities do not interfere with the fulfillment of Employee’s obligations hereunder in any material respect, Employee may (a) serve as a director or trustee of any charitable or non-profit entity; and (b) acquire solely as an investment any securities so long as (i) he remains a passive investor in such entity and (ii) such entity is not, directly or indirectly, in competition with Company or any of its affiliates (other than an interest of not more than 5% of the outstanding stock of any entity which is publicly traded on a national stock exchange or over-the-counter market).

2. Term of Employment. Employee’s term of employment under this Agreement shall begin on the date that infoUSA and/or the Subsidiary accept tender of a total of at least sixty-six and two-thirds percent (66 2/3%) or more of the outstanding shares of capital stock of the Company pursuant to the Merger Agreement and shall continue for five (5) years (the “Employment Term”), unless sooner terminated as described in paragraph 7. In the event the Merger Agreement is terminated, this Agreement shall be deemed negated and all provisions hereof shall be null and void, and Employee's current Employment Agreement shall remain in full force and effect.

3. Compensation. As compensation for Employee’s services pursuant to this Agreement, Employee shall receive:

(a)
An annual base salary of $350,000, less applicable withholdings, which shall be payable in regular periodic installments according to Company’s normal payroll practices (the “Base Salary”). Company shall review the Base Salary at least once a year to determine whether the Base Salary should be increased at Company’s discretion.

(b)
Employee shall also be entitled to participate in the Company incentive bonus plan for fiscal year 2007 (the “Incentive Bonus Plan”), as described in the documents attached hereto as Exhibit A. Such incentive bonus shall be payable on or before that date which is one month after the end of the Company’s fiscal year. Vinod Gupta, on behalf of the Company, and Employee shall negotiate and determine the structure and criteria for the Incentive Bonus Plan for fiscal year 2008 and any subsequent years at a later date. Employee shall be entitled to receive a prorated portion of the incentive bonus he would have been entitled to receive under the Incentive Bonus Plan in any year in which Employee is terminated pursuant to the provisions of Section 7(d).

(c)	Employee shall also be entitled to receive an automobile allowance in the amount of $500 per month during the term of his employment.

(d)	Employee shall receive a one-time sign-on bonus of $200,000, less applicable withholdings, payable within 10 business days of the date of this Agreement.

4. Employee Benefits. Employee shall be entitled to participate in any Company-sponsored employee benefit plans on substantially the same terms as other similarly situated employees of Company. Employee shall also be entitled to such other fringe benefits as may be offered from time to time to other similarly situated executive employees of Company, subject to the terms and conditions applicable to such fringe benefits. If Employee elects COBRA coverage after termination of his employment with Company, Company shall pay the premium for Employee’s COBRA coverage during any period in which Employee is receiving severance payments under this Agreement; provided, however that Employee’s severance payments will be reduced by an aggregate amount equal to the amount which Employee was responsible to pay on a monthly basis for such insurance coverage under the Company’s plan immediately prior to termination multiplied by the total number of months of severance the Employee is to receive.

5. Paid Time Off. Employee shall be entitled to a prorated portion of four weeks paid time off for the remainder of 2007. Except as set forth in the previous sentence, Employee shall be entitled to paid time off consistent with similarly situated employees of Company as set forth in Company’s Employee Handbook.

6. Expenses. Company shall pay or reimburse Employee, in accordance with Company’s reimbursement policy, for any expenses reasonably incurred by Employee in furtherance of Employee’s duties hereunder, including, but not limited to, expenses for reasonable traveling, meals and hotel accommodations, upon submission by Employee of vouchers or itemized lists prepared in compliance with such rules and policies as Company may from time to time adopt and as may be required in order to permit such payments as proper deductions to Company under the Internal Revenue Code and the rules and regulations adopted now or hereafter in effect.

7. Termination. Employee’s employment with Company may be terminated prior to the end of the Employment Term upon the occurrence of any one of following events:

(a)
Death. Immediately upon the death of Employee. In such event, Company shall pay Employee severance in an amount equal to one (1) times Employee’s then-current Base Salary to be paid over a one-year period in regular periodic installments and in accordance with Company’s then-current payroll practices.

(b)
Disability. Employee’s physical or mental disability (as defined by the Americans With Disabilities Act), which prevents Employee from performing the essential functions of Employee’s duties, with or without reasonable accommodation, for a continuous period of 90 days or for a period of 120 days in any six month period.

(c)
Voluntary Termination. Voluntary termination of this employment by Employee upon giving Company at least thirty (30) days’ advance written notice. In such event, Company shall pay Employee severance in an amount equal to one (1) times Employee’s then-current Base Salary to be paid over a one-year period in regular periodic installments and in accordance with Company’s then-current payroll practices. Severance payments provided under this Section 7(c) shall be reduced by the amount earned by Employee in any other employment during the severance period.

(d)
Termination Without Cause. Termination of this employment by Company without cause upon giving thirty (30) days’ advance written notice to Employee. In such event, Company shall pay Employee severance in an amount equal to two (2) times Employee’s then-current Base Salary to be paid over a two-year period in regular periodic installments and in accordance with Company’s then-current payroll practices.

(e)
Termination For Cause. Termination of this employment by Company for cause upon giving written notice to Employee. As used herein, “cause” means (i) conviction of or entering of a guilty or nolo contendere plea to a felony or a misdemeanor involving moral turpitude; (ii) conduct that is detrimental to the business or reputation of Company or any of its affiliates; (iii) fraud, misappropriation or embezzlement against any person or entity; (iv) material refusal to comply with directives of Company consistent with the terms of this Agreement, following written notice of such failure from the Company and Employee's failure to cure such refusal within seven (7) days of such notice; or (v) failure to perform or neglect of Employee’s material duties, following written notice of such failure from the Company and Employee's failure to cure such conduct within seven (7) days of such notice.

(f)	Mutual Agreement. Termination of this employment by mutual written agreement of Employee and Company.

(g)
Non-Renewal of Employment Agreement. In the event that the Company does not renew this Agreement following its expiration, Company shall pay Employee severance in an amount equal to one (1) times Employee’s then-current Base Salary to be paid over a one-year period in regular periodic installments and in accordance with Company’s then-current payroll practices.

Upon notice of termination of employment pursuant to paragraph 7(c) or 7(d), Company shall have the right, in its sole and absolute discretion, to immediately relieve Employee of Employee’s duties pursuant to this Agreement but to continue paying Employee’s Base Salary through the remainder of the notice period. If Employee is not relieved of Employee’s regular duties through this notice period, Employee acknowledges and agrees that Employee shall continue to perform Employee’s duties in a professional and ethical manner.

Upon termination of Employee’s employment for any reason, Employee acknowledges and agrees that, except as specifically provided herein, Employee is not entitled to any other compensation or benefits following the effective date of termination. Payment of any severance amount pursuant to this agreement is conditioned upon (i) Employee’s execution of a signed general release from Employee to Company in a form to be determined and provided by Company in its reasonable discretion and (ii) Employee’s continued compliance with any and all applicable confidentiality, nonsolicitation, noncompetition, and noninterference obligations.

8. Noncompetition. Employee shall not during the Restrictive Period, directly or indirectly:

(a)
engage in direct or indirect competition with the Business as conducted and operated by Company during Employee's employment with the Company, and as conducted and operated on the date of termination of such employment ("Company's Business") in any state or country in which the Company's Business is conducted or operated; provided that Employee shall not violate this Section 8(a) if (i) Employee is employed by a company whose primary business is not competitive with Company's Business, and (ii) Employee's service for such company does not compete, directly or indirectly, with Company's Business;

(b)
solicit, for himself or any other person, business that is competitive with Company's Business from any customers, clients or accounts, or active prospective customers, clients or accounts of Company's Business, except on behalf of Company in the course of his employment with Company; or

(c)
acquire a direct or indirect interest or an option to acquire such interest in any business engaged in competition with Company's Business (other than an interest of not more than 5% of the outstanding stock of any company which is publicly traded on a national stock exchange or the over-the-counter market).

9. Noninterference. Employee acknowledges that the past relationship between Employee and the customers and employees of Company has resulted in a unique and special situation whereby Employee is placed in a position to either further or damage Company's Business. Accordingly, Employee shall not during the Restrictive Period, directly or indirectly:

(a)	encourage, in any way or for any reason, any customer, client or account of Company's Business, to sever or alter the relationship of such customer, client or account with Company's Business;

(b)	aid any other person attempting to take customers, clients or accounts from Company's Business;

(c)	unless approved in writing by Company, serve or work, outside of his employment with Company, in any way for any customers, clients or accounts of Company's Business;

(d)	while employed by Company, fail to promptly notify Company whenever he has any leads or information which may further Company's Business, or furnish such leads or information to any other person;

(e)
defame or make false statements regarding Company or any of its affiliates, or any of its directors, officers or employees, nor engage in any deceptive trade practices toward Company or any of its affiliates; or

(f)
solicit, employ, retain as a consultant, interfere with or attempt to entice away from Company any current employee of Company or any individual who has agreed to be, or has been, employed or retained by Company within 2 years prior to such solicitation, employment, retention, interference or enticement.

10. Intellectual Property. Employee shall not use (except for use within the scope of his employment with Company), appropriate or interfere with, directly or indirectly, any Intellectual Property of Company or any of its affiliates, or any combination, abbreviation or derivation thereof, or any applicable logos of Company, or any of its affiliates, at any time during or after the Restrictive Period. Employee covenants and agrees that Employee will:

(a)
promptly disclose to Company, and Company will own all right, title and interest in, all inventions, improvements, technical information, methods and suggestions, computer software and other intellectual property (the “Employee Developed Intellectual Property”) which Employee conceives or develops during the course of Employee’s employment (excluding that which Employee conceives or develops without the use of time, resources or facilities of Company and which does not relate to the past, present or perspective activities of Company);

(b)	at the request of Company, affix appropriate legends and copyright notices indicating Company’s ownership of all Employee Developed Intellectual Property and all underlying documentation; and

(c)
execute such further assignments and other documents as may be reasonably requested by Company in order to vest, perfect, maintain or defend Company’s right, title and interest in the Employee Developed Intellectual Property.

11. Confidentiality. Employee shall not use (except for use within the scope of his employment with Company), appropriate or disclose to any person, directly or indirectly, any Confidential Information of Company (including any Confidential Information of Company's Business) or any of its affiliates, at any time during or after the Restrictive Period. Upon the termination of Employee’s employment with Company, Employee will promptly return to Company in good condition all documents, data and records of any kind which contain any Confidential Information or which were prepared based on Confidential Information.

12. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be given by hand delivery, telecopy, overnight courier service, or United States certified or registered mail, return receipt requested. Each such notice, request, demand or other communication shall be effective (a) if delivered by hand or by overnight courier service, when delivered at the address specified in this paragraph; (b) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this paragraph and the appropriate machine confirmation is received; and (c) if given by certified or registered mail, three (3) days after the mailing thereof.

Address for notices (unless and until written notice is given of any other address):

If to Employer, to: 5711 South 86th Circle Omaha, NE 68127 Attention: General Counsel Fax: (402) 537-6197	If to Employee, to: 10 River Knoll Westport, CT 06880 With a copy to: Cuddy & Feder LLP 445 Hamilton Avenue, 14th Floor White Plains, NY 10601 Attention: Robert J. Levine, Esq. Fax: (914) 761-5372
13. Definitions. As used in this Agreement the following terms shall have the following meanings:

(d)
"Business" means the business of [customized research and analysis designed to help companies make more informed decisions about critical business issues, including, but not limited to, custom market research, strategic intelligence and on-demand research].

(e)
“Confidential Information” means sensitive, confidential and proprietary information of Company that includes, but is not limited to, information about products, services, markets, customers, prospective customers, personnel, compensation, accounting, financial and technical data, business plans and operational and marketing strategies regarding Company.

(f)
“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, corporate names and domain names, together with all abbreviations, translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (d) all mask works and all applications, registrations and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (f) all computer software (including data and related documentation); (g) all other proprietary rights; and (h) all copies and tangible embodiments thereof (in whatever form or medium).

(g)
"Restrictive Period" means that period of time which commences on the date of this Agreement and ends two (2) years after the termination or expiration of Employee's employment with Company; provided, however that if termination of Employee’s employment with the Company is pursuant to Section 7(c) of the Employment Agreement (Voluntary Termination), then Restrictive Period shall mean that period of time which commences on the date of this Agreement and ends one (1) year after the termination of Employee’s employment with Company.

14. Intended Third Party Beneficiaries. Employee acknowledges and understands that some of the Confidential Information and/or Intellectual Property accessible to Employee in the performance of Employee’s duties during Employee’s employment with Company may belong to and be provided by one of Company’s affiliates. Employee expressly acknowledges and agrees that the affiliates are intended third party beneficiaries of this Agreement as it pertains to Employee’s obligations under this Agreement and shall have the right to enforce this Agreement directly against Employee in their own names or jointly with Company or each other. This Agreement is not intended to and shall not grant any third party beneficiary any ownership interest in any of Company’s Confidential Information or Intellectual Property.

15. Governing Law and Venue. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of New York. Each party agrees that any action by either party to enforce the terms of this Agreement must be brought in an appropriate court in New York, and waives all objections based on lack of jurisdiction or improper or inconvenient venue of any such court.

16. Captions. The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

17. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties concerning such subject matter. The previous sentence notwithstanding, Employee expressly acknowledges that Employee may be subject to additional policies instituted for the purpose of protecting the Confidential Information and Intellectual Property; as such, Employee expressly acknowledges that all such policies and agreements shall be used together with this Agreement to protect such interests of Company to the fullest extent allowed by law.

18. Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of Company and its successors and assigns and upon Employee and Employee’s heirs and personal representatives; provided, however, in no event may Employee assign any of Employee’s duties or obligations under this Agreement.

19. Severability. Employee and Company intend and agree that if a court of competent jurisdiction determines that the scope of any provision of this Agreement is too broad to be enforced as written, the court should reform such provisions to such narrower scope as it determines to be enforceable. Employee and Company further agree that if any provision of this Agreement is determined to be unenforceable for any reason, such provision shall be deemed separate and severable and the unenforceability of any such provisions shall not invalidate or render unenforceable any of the remaining provisions hereof. In addition, each of the parties to this Agreement recognizes and acknowledges that the covenants and provisions contained in this Agreement are properly required for the adequate protection of Company, the Company's Business and the goodwill of the Business. Each of the parties to this Agreement also recognizes and acknowledges that the covenants and restrictions contained in this Agreement are accepted as part of the consideration paid.

20. Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived only by a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

21. Counterparts/Electronic Transmission. This Agreement may be executed in one or more counterparts, any of which may be executed and transmitted by facsimile or other electronic method, and each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Balance of page intentionally left blank. Signatures follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Guideline, Inc., a New York corporation, Employer

By:	/s/ David Walke
Its:	Chief Executive Officer

/s/ Marc Litvinoff
Marc Litvinoff, Employee